First Reliance Bank
First Amendment of the
Salary Continuation Agreement

This First Amendment of the Salary Continuation Agreement (this “Amendment”) is entered into as of this _______ day of ______________, 2008, by and between First Reliance Bank, a South Carolina-chartered bank (the “Bank”), and F.R. Saunders, Jr., its President and Chief Executive Officer (the “Executive”).

Whereas, the Executive and the Bank entered into a Salary Continuation Agreement dated as of November 24, 2006 (the “SERP”), and

Whereas, the Executive and the Bank desire now to amend the SERP to ensure that it complies in form and in operation with Internal Revenue Code section 409A and the rules and regulations of the Internal Revenue Service promulgated thereunder.

Now Therefore, in consideration of these premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Executive and the Bank hereby agree as follows.

1.           Amended definition of Change in Control.  The definition of the term “Change in Control” in section 1.4 shall be replaced by the following revised section 1.4 definition –

1.4           “Change in Control” shall mean a change in control as defined in Internal Revenue Code section 409A and rules, regulations, and guidance of general application thereunder issued by the Department of the Treasury, including –

(a)           Change in ownership: a change in ownership of First Reliance Bancshares, Inc., a South Carolina corporation of which the Bank is a wholly owned subsidiary, occurs on the date any one person or group accumulates ownership of First Reliance Bancshares, Inc. stock constituting more than 50% of the total fair market value or total voting power of First Reliance Bancshares, Inc. stock, or

(b)           Change in effective control: (x) any one person or more than one person acting as a group acquires within a 12-month period ownership of First Reliance Bancshares, Inc. stock possessing 30% or more of the total voting power of First Reliance Bancshares, Inc., or (y) a majority of First Reliance Bancshares, Inc.’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed in advance by a majority of First Reliance Bancshares, Inc.’s board of directors, or

(c)           Change in ownership of a substantial portion of assets: a change in ownership of a substantial portion of First Reliance Bancshares, Inc.’s assets occurs if in a 12-month period any one person or more than one person acting as a group acquires from First Reliance Bancshares, Inc. assets having a total gross fair market value equal to or exceeding 40% of the total gross fair market value of all of First Reliance Bancshares, Inc.’s assets immediately before the acquisition or acquisitions.  For this purpose, gross fair market value means the value of First Reliance Bancshares, Inc.’s assets, or the value of the assets being disposed of, determined without regard to any liabilities associated with the assets.

2.           Amended definition of Separation from Service.  The definition of the term “Separation from Service” in section 1.13 shall be replaced by the following revised section 1.13 definition –

1.13           “Separation from Service” means separation from service as defined in Internal Revenue Code section 409A and rules, regulations, and guidance of general application thereunder issued by the Department of the Treasury, including termination for any reason of the Executive’s service as an executive and independent contractor to the Bank and any member of a controlled group, as defined in Code section 414, other than because of a leave of absence approved by the Bank or the Executive’s death.  For purposes of this Agreement, if there is a dispute about the employment status of the Executive or the date of the Executive’s Separation from Service, the Bank shall have the sole and absolute right to decide the dispute unless a Change in Control shall have occurred.

3.           Revision of section 2.5.  Section 2.5 provides that the entire remaining SERP benefit shall be paid in a single lump sum after a Change in Control if the Change in Control occurs while the Executive is receiving SERP benefits or if the Executive has separated from service and is awaiting commencement of benefit payments at Normal Retirement Age.  To clarify that a six-month payment delay could potentially apply because of section 409A, section 2.5 shall be replaced by the following revised section 2.5 –

2.5           Lump-sum Payment of Normal Retirement Benefit, Early Termination Benefit, or Disability Benefit Being Paid to the Executive when a Change in Control Occurs.  If when a Change in Control occurs the Executive is receiving the benefit under section 2.1, the Bank shall pay the remaining salary continuation benefits to the Executive in a single lump sum within three days after the Change in Control.  If when a Change in Control occurs the Executive is receiving or is entitled at Normal Retirement Age to receive the benefit under sections 2.2 or 2.3, the Bank shall pay the remaining salary continuation benefits to the Executive in a single lump sum on the later of (x) the third day after the Change in Control or (y) the first day of the seventh month after the month in which the Executive’s Separation from Service occurs.  The lump-sum payment due to the Executive as a result of a Change in Control shall be an amount equal to the Accrual Balance amount corresponding to the particular benefit when the Change in Control occurs.

4.           The SERP remains in full force and effect.  As amended by this Amendment, the SERP shall remain in full force and effect.

In Witness Whereof, the Executive and a duly authorized officer of the Bank have executed this Amendment of the Salary Continuation Agreement as of the date first written above.

Executive:	Bank:
First Reliance Bank

By:
F.R. Saunders Jr.		Leonard Hoogenboom
	Its:	Chairman of the Board

And By:
J. Munford Scott
	Its:	Director